Exhibit 99.1

American Eagle Outfitters Reports January Sales Of $163.9 Million
Same Store Sales Decrease 7%
Reiterates Fourth Quarter EPS Guidance

Pittsburgh, PA - February 6, 2008 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended February 2, 2008 were $163.9 million, compared to $207.1 million for the five weeks ended February 3, 2007. Excluding sales from the extra week in the fiscal 2006, total sales increased 4% compared to the corresponding four week period last year. Due to the 53rd week in fiscal 2006, January 2008 comps are compared to the four week period ended February 3, 2007. On this basis, comparable store sales were down 7%, compared to a 12% increase for the same period last year.

In January, store traffic continued to decline compared to last year. Yet, the company was pleased with how they cleared through fall and holiday inventories. The company entered the spring season well-positioned and they are comfortable with their year-end inventory position.

Total sales for the 13 weeks ended February 2, 2008 increased to $995.4 million, compared to $973.4 million for the 14 weeks ended February 3, 2007. Excluding sales from the extra week in fiscal 2006, total sales increased 7% compared to the corresponding 13 week period last year. Comparable store sales declined 2% for the quarter, compared to the corresponding period last year.

Total sales for the 52 week period ended February 2, 2008 increased to $3.055 billion, compared to $2.794 billion for the 53 weeks ended February 3, 2007. Excluding sales from the extra week in fiscal 2006, total sales increased 9% compared to the corresponding 52 week period last year. Comparable store sales increased 1% for the year, compared to the corresponding period last year.

The company reiterated its fourth quarter earnings guidance of $0.64 to $0.65 per share, compared to $0.66 per share last year.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

The company will report fourth quarter earnings on Wednesday, March 12th. Management will hold a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial 877-407-0789, or internationally dial 201-689-8562. The call can also be accessed through our website, ae.com.

Beginning with the Company's new fiscal year, monthly sales results will be reported on Thursday morning, following the end of the fiscal month. The company will announce February sales on Thursday, March 6th.

About American Eagle Outfitters:

American Eagle Outfitters, Inc. (NYSE:AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 854 stores in 50 states, the District of Columbia and Puerto Rico, and 75 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships to more than forty countries around the world. The American Eagle brand also includes a Dormwear collection, aerie, which is available in 39 standalone stores, American Eagle stores and at aerie.com. The collection includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, the aerie brand offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

MARTIN + OSA, a concept targeting 28 to 40 year-old women and men, offers refined casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous. MARTIN + OSA currently operates 19 stores. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's fourth quarter earnings expectations may not be achieved, and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT: American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300